Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for May 2020

HOUSTON, Texas, May 18, 2020 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $198,582.63 or $0.004261 per Unit, based primarily upon production during the month of March 2020, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), for prior months. The distribution is payable June 12, 2020, to Unit Holders of record as of May 29, 2020.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,426,442 Mcf (2,696,047 MMBtu) for March 2020, as compared to 2,247,122 Mcf (2,496,802 MMBtu) for February 2020. Dividing revenues by production volume yielded an average gas price for March 2020 of $1.06 per Mcf ($0.96 per MMBtu), as compared to an average gas price for February 2020 of $1.27 per Mcf ($1.14 per MMBtu).

Hilcorp has advised the Trust that the March 2020 reporting month included additional profits of $142,888 gross ($107,166 net to the Trust) based on true-ups and adjustments for the May 2019, June 2019 and October 2019 production months.

Hilcorp also reported that for the reporting month of March 2020, revenue included an estimated $100,000 for non-operated revenue and $21,500 for interest due on granted exceptions as a result of the 2018 audit. For the month ended March 2020, Hilcorp reported to the Trust capital costs of $2,983, lease operating expenses and property taxes of $1,924,084, and severance taxes of $213,849.

Contact:	San Juan Basin Royalty Trust

BBVA USA, Trustee

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com             e-mail: sjt.us@bbva.com

Sharon Fontenot, Senior Trust Specialist

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.